Exhibit 10.1

Gaiam, Inc.

Executive Officer Salaries

		Annual
		Base
Name	Title	Salary
Jirka Rysavy	Chariman and Chief Executive Officer	$300,000

Lynn Powers	President, Chief Executive Officer of North American Operations, Secretary	$300,000

Jane Pemberton	President of Gaiam Trade and GT Media	$300,000

Lou Weiss	President of Gaiam Direct	$293,000

Janet Mathews	Chief Administrative Officer	$200,000

Vilia Valentine	Chief Financial Officer	$200,000

Ms. Powers and Ms. Mathews will each receive a bonus of $50,000 in May 2006.  Ms. Pemberton will receive a bonus of $150,000 during her first year of service, to be paid in equal installments on May 1, 2007 and December 1, 2007.  Mr. Weiss’s bonus for the twelve months ending September 30, 2006 is guaranteed to be at least 40% of his annual base salary.